Laboratory Corporation of America-Registered Trademark- Holdings
358 South Main Street
Burlington, NC   27215
Telephone:  336-584-5171


FOR IMMEDIATE RELEASE

Contact:  336-436-4855
          Pamela Sherry
          Investor@labcorp.com

Shareholder Direct:   800-LAB-0401
                      www.labcorp.com

LABORATORY CORPORATION OF AMERICA-REGISTERED TRADEMARK-
        REPORTS FIRST QUARTER 2002 RESULTS

Double-Digit Revenue Growth Fuels 33 Percent Increase in EPS;
Announces Two-For-One Stock Split

Burlington, NC, April 22, 2002 - Laboratory Corporation of America-Registered Trademark- Holdings (LabCorp-Registered Trademark-) (NYSE: LH) today announced results for the quarter ended March 31, 2002. Net sales were $590.0 million, operating income was $116.4 million, and net income was $65.8 million. This compares with net sales of $525.4 million, operating income of $87.3 million, and net income of $43.5 million in the first quarter of 2001. The 12.3 percent increase in net sales is the result of increases of approximately 8.3 percent in volume and 4.0 percent in price. Diluted earnings per share for the quarter were $0.93, versus a comparable of $0.70 for the same quarter in 2001.

"There was one less revenue day in this quarter than in the same quarter in 2001," said Thomas P. Mac Mahon, chairman and chief executive officer. "On a per day basis, revenues increased approximately 14 percent, with a 10 percent contribution from volume growth and a 4.0 percent increase from improved pricing."

Earnings before interest, taxes, depreciation and amortization (EBITDA) were $137.6 million for the first quarter of 2002, or 23.3 percent of net sales, versus $110.3 million, or 21.0 percent of net sales, for the same period in 2001. Days sales outstanding (DSO) were 60 days. Operating cash flow increased 74 percent to $112.2 million. Cash on hand was $245.0 million.

"Our strong financial performance has been driven by the successful implementation of our strategic plan, with particular emphasis on molecular and other esoteric tests, which now represent approximately 23 percent of our revenues," said Mr. Mac Mahon. "Our cash generation is substantial, enabling us the flexibility to selectively focus on those strategies that best position us for long-term sustained growth. We continue to evaluate a variety of opportunities for appropriate uses of our funds, such as acquisitions, introducing new tests, new licensing partnerships and making strategic capital investments to facilitate our continued market expansion."

The Company also announced that its Board has approved a two-for-one stock split. The stock split will be effected by the issuance on May 10, 2002 of a stock dividend of one new share of common stock for each share of common stock held by shareholders of record on May 3, 2002.

A live broadcast of LabCorp's quarterly conference call on April 23, 2002 will be available online at www.labcorp.com or at www.streetevents.com beginning at 9:00 A.M. ET, with an online rebroadcast continuing through July 15, 2002. The live call at 9:00 A.M. is also available in a listen-only mode by dialing 646-862-1056. A telephone replay of the call will be available through April 30, 2002 and can be heard by dialing 800-633-8284 (858-812-6440 for international callers). The access code for the replay is 204-95-683.

The first national clinical laboratory to fully embrace genomic testing, Laboratory Corporation of America-Registered Trademark- Holdings (LabCorp-Registered Trademark-) has been a pioneer in commercializing new diagnostic technologies. As a national laboratory with annual revenues of $2.2 billion in 2001 and over 19,000 employees, the Company offers more than 4,000 clinical tests ranging from routine analyses to sophisticated molecular diagnostics. Serving over 200,000 clients nationwide, LabCorp leverages its expertise in innovative clinical testing technology with its Centers of Excellence. The Center for Molecular Biology and Pathology, in Research Triangle Park, North Carolina, offers state-of-the-art molecular gene-based testing in infectious disease, oncology and genetics. Its National
Genetics Institute in Los Angeles is an industry leader in developing novel, highly sensitive polymerase chain reaction (PCR) methods for testing hepatitis C and other blood borne infectious agents. LabCorp's Minneapolis-based ViroMed offers molecular microbial testing using real time PCR platforms, while its Center for Esoteric Testing in Burlington, North Carolina, performs the largest volume of specialty testing in the network. LabCorp's clients include physicians, state and federal government, managed care organizations, hospitals, clinics, pharmaceutical and Fortune 1000 companies, and other clinical laboratories.

Each of the above forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace and adverse actions of governmental and other third-party payors. Further information on potential factors that could affect LabCorp's financial results is included in the Company's Form 10-K for the year ended December 31, 2001 and subsequent SEC filings.

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- Table to Follow -


LABORATORY CORPORATION OF AMERICA HOLDINGS
Summarized Financial Information
(Dollars in millions, except per share data)

                                              Three Months Ended
                                                   March 31,
                                             ---------------------
                                                   (unaudited)
                                                2002         2001
                                             ---------------------
Statement of Operations Data:
Net sales                                    $  590.0     $  525.4
Cost of sales                                   331.6        303.8
Selling, general and administrative             136.9        125.0
Amortization of intangibles and other assets      5.1          9.3
                                              -------      -------
Operating income                                116.4         87.3
                                              -------      -------
Other income (expense)                            0.2          0.6
Interest expense                                 (4.2)        (8.8)
                                              -------      -------
Earnings before income taxes                    112.4         79.1

Provision for income taxes                      (46.6)       (35.6)
                                              -------      -------
Net earnings                                     65.8         43.5
                                              =======      =======

Diluted earnings per share                    $   0.93     $   0.62
                                              ========     ========

Pro forma diluted earnings per share(*)       $   0.93     $   0.70
                                              ========     ========

Weighted-average shares outstanding - diluted    71.1         70.3
                                              =======      =======

(*) Pro forma effect of eliminating goodwill amortization in 2001, consistent with new accounting rules adopted in 2002, assuming accounting rules were adopted January 1, 2001.


LABORATORY CORPORATION OF AMERICA HOLDINGS
Summarized Financial Information (continued)
(Dollars in millions)


                                 (Unaudited)
                                  March 31,            December 31,
                              ------------------     --------------

                                    2002                  2001
                              ------------------     --------------
Balance Sheet Data:
Cash and cash equivalents        $   245.0              $   149.2
Accounts receivable, net             390.4                  365.5
Property, plant & equipment          309.5                  309.3
Intangible assets, net               968.9                  968.5
Other assets                         138.5                  137.1
                                 ---------              ---------
                                 $ 2,052.3              $ 1,929.6
                                 =========              =========

Total bank debt                  $      --              $      --
Zero coupon - subordinated notes     505.3                  502.8
Other liabilities                    374.9                  341.3
Shareholders' equity               1,172.1                1,085.5
                                 ---------              ---------
                                 $ 2,052.3              $ 1,929.6
                                 =========              =========